ASSIGNMENT OF UNREGISTERED TRADEMARKS

THIS ASSIGNMENT is made as of August 29, 2003

BETWEEN:

EAESW INC., doing business as Strata Web Systems Ltd., a Colorado company, having an office at Suite 855, 700 Fourth Avenue SW, Calgary, Alberta T2P 3J4

(the "Assignor")

AND:

STORAGE ALLIANCE INC., a Nevada corporation, extra-provincially registered in the Province of Alberta and having an office at Suite 725, 435 Fourth Avenue SW, Calgary, Alberta, T2P 3A8

(the "Assignee")

IN CONSIDERATION of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration paid by the Assignee to the Assignor, the receipt and sufficiency of which is hereby acknowledged, the Assignor as full beneficial owner hereby sells, assigns and transfers unto the Assignee all of its right, title and interest in and to the following unregistered trademarks:

DataMap, DataMap Enterprise, DataMap Lite, Workspace Manager and Query Manager

together with the benefit of any use of the trademark by the Assignor, and the goodwill of the business relating to the said trademark and to the wares or services associated with it, to hold unto the Assignee absolutely.

IN WITNESS WHEREOF the parties have executed these presents as of the day and year first above written.

EAESW INC., doing business as STORAGE ALLIANCE INC.
Strata Web Systems Ltd.

Per: /s/ signed Per: /s/ signed
Authorized Signatory Authorized Signatory